Exhibit 10.1
The St. Joe Company
133 South WaterSound Parkway,
WaterSound, Florida 32413
March 4, 2011
Hugh M. Durden
Chairman
Alfred I. duPont Testamentary Trust
510 Alfred duPont Place
Jacksonville, FL 32202
Dear Hugh:
     This letter agreement confirms that you are empowered to act, solely in your capacity as a director of The St. Joe Company (the “Company”) and as a member of the Executive Committee of the Board of Directors of the Company (the “Board”) and not as an employee or officer of the Company, as the interim Chief Executive Officer of the Company (“Interim CEO”) for a period of 60 days from the date hereof, or such earlier date as the Board may determine in its sole discretion. As Interim CEO, you will exercise the authority and perform the duties of the Chief Executive Officer of the Company reporting to and under the direction of the Executive Committee of the Board. While you are Interim CEO, the Company will continue its search for a permanent Chief Executive Officer.
     In addition to the regular compensation that you receive as a non-employee director of the Board, you will be paid $100,000 for your service as the Interim CEO. You acknowledge and agree that you will be treated as an independent contractor (and not as an employee) of the Company and that you will not be eligible for, or entitled to receive, any employee benefits, severance benefits or other compensation. The Company will reimburse you for all reasonable business expenses incurred in accordance with its customary policies.
     Please acknowledge acceptance of the foregoing by executing the letter below and returning it to my attention. Please retain a copy for your records.

Sincerely, The St. Joe Company
By:	/s/ Bruce R. Berkowitz
	Name:	Bruce R. Berkowitz
	Title:	Chairman of the Board

AGREED AND ACCEPTED:
By:	/s/ Hugh M. Durden
	Name:	Hugh M. Durden
	Date:	March 5, 2011